Contact:    Mark L. Pulaski                       Donald F. Holt
            Sr. Exec. Vice President              Sr. Vice President
            Chief Financial Officer               Corporate Controller
            (717)231-5702                         (717)231-5704


         KEYSTONE FINANCIAL REPORTS THIRD QUARTER/NINE MONTHS RESULTS

      HARRISBURG, PA, Oct. 17-- Keystone Financial, Inc., (NASDAQ, NM:KSTN), the fourth largest bank holding company headquartered in Pennsylvania, today reported operating results for the third quarter and nine months ended September 30, 1997.

      Third quarter net income reached $24.6 million or 48 cents per share, compared with $22.3 million or 43 cents per share for the same period last year. Net income for the nine month period totaled $62.4 million or $1.21 per share, versus $66.7 million or $1.28 per share in 1996. Excluding the impact of the special charges and portfolio restructuring losses taken during the second quarter of 1997, net income for the nine months was $1.37, up from $1.28 for the same period in 1996, representing a return on average assets of 1.44 percent and a return on average equity of 14.44 percent.

      Assets at the close of this year's third quarter rose seven percent to $6,838,234,000 from $6,413,534,000 at the same 1996 date. Deposits grew to
$5,316,677,000  from $5,087,008,000 at September 30, 1996, while loans increased to $4,735,762,000 from $4,255,150,000 at the end of the third quarter of 1996.

      "We are pleased with the quarterly performance gain, which reflects healthy loan growth and rising fee-based income," Carl L. Campbell, president and chief executive officer, said.

      "We are committed to our relationship banking strategy as a way to produce revenue and earnings growth by forging strong customer relationships and achieving greater market penetration," he added. "Our asset quality remains sound and we are satisfied with the successful integration of our new banks, which should contribute to improved operating efficiency beginning next quarter," he concluded.

      Keystone Financial, Inc., with assets of approximately $6.8 billion has seven member banks -- American Trust Bank, N.A., Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA; -- which together operate nearly 200 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., West Conshohocken, PA, a company providing investment management services, Keystone Financial Mortgage Co., Lancaster, PA, MMC&P, a retirement benefit services firm, Pittsburgh, PA, Keystone Financial Leasing Corporation, Exton, PA and Key Call Phone Banking Center, Cumberland, MD.

     For more information, visit the company's web site on the Internet at www.keyfin.com
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